NEWS RELEASE

FOR IMMEDIATE RELEASE

June 29th, 2010
Calgary, AB

AVITAR, INC.ENTERS JV AGREEMENT WITH JOHNNIE’S FAMOUS SHOES

CALGARY, AB –(NEWSWIRE)—Avitar, Inc (AVTI) announced that has entered a Joint Venture Agreement with Johnnie’s Famous Shoes, Inc. (“Johnnie’s”) of New York for the purpose of financing, producing and distributing its summer run of high end, luxury, Men’s footwear.

Johnnie’s has brought back some of the famous top end designs from the 1980s that are coming back into style, and has established sales channels through some of the top retailers in the United States.

Avitar, Inc. has agreed to finance the summer run of production as well as to be involved in the management of this project. Avitar is to get first moneys out of the project as well as a share of the profits. If this project is successful, Avitar can fund future production runs as Johnnie’s may require.

About Avitar, Inc.:

Avitar, Inc. is a publicly traded holding company now focusing on investing in and building a network of joint venture interests, or, as the situation may require, operating subsidiaries. These joint ventures or subsidiaries are or will be engaged in various innovative businesses. Currently the company’s joint venture interest with Johnnie’s Famous Shoes, Inc. provides Avitar with its entry into its new business model.

This Press Release contains or incorporates by reference forward looking statements including certain information with respect to plans and strategies of Avitar, Inc. For this purpose, any statements contained herein or incorporated herein by references that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words “believes”, “suggests”, “anticipates”, “plans”, “expects”, and similar expressions are intended to identify forward looking statements. There are a number of events or actual results of Avitar, Inc. operations that could differ materially from those indicated by such forward looking statements.